UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2008

RODMAN & RENSHAW CAPITAL GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-33737	84-1374481
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1270 Avenue of the Americas, New York, New York	10020
(Address Of Principal Executive Office)	(Zip Code)

Registrant's telephone number, including area code (212) 356-0500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[    ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[    ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On May 9, 2008, Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM) entered into an agreement (the “Agreement”) to acquire the operating assets of COSCO Capital Management LLC and its related companies, a leading private investment bank focused on the oil and gas sectors, principally in the United States and Canada (the “Acquisition”).

Under the terms of the Agreement, Rodman will pay cash consideration of $10.1 million, with $8.1 million paid at closing and $2.0 million payable over the ensuing two years. Additionally, Rodman will pay up to a maximum of $4.0 million over the 21 month period following closing in respect of certain revenue earned, but not yet received, under contracts being acquired and certain other incremental payments based upon achieving performance targets during the two year period following closing.

     The closing of the Acquisition, which is subject to the fulfillment of specified conditions, is expected to occur during the second quarter of 2008. However, there can be no assurance that the conditions to closing will be fulfilled or that the Acquisition will be consummated.

Item 8.01. Other Events.

On May 12, 2008, Rodman & Renshaw Capital Group, Inc. issued the press release attached hereto as Exhibit 99.1 with respect to the Acquisition.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit
No.	Description
99.1	Press release, dated May 12, 2008.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rodman & Renshaw Capital Group, Inc.

Dated: May 12, 2008	By: /s/ Michael Lacovara
Michael Lacovara
Chief Executive Officer